Exhibit 99.2

RPM INTERNATIONAL INC. ANNOUNCES AGREEMENT IN PRINCIPLE

TO RESOLVE ASBESTOS PERSONAL INJURY CLAIMS

Medina, Ohio – July 28, 2014 – RPM International Inc. (NYSE: RPM) today announced an agreement in principle with the official representatives of current and future claimants that would resolve all present and future asbestos personal injury claims related to Bondex International, Inc. and other related entities. The agreement in principle contemplates the filing of a plan of reorganization with the United States Bankruptcy Court in Delaware. The plan will be subject to approval of the claimants, as well as the U.S. Bankruptcy Court and U.S. District Court.

Under the terms of the agreement in principle, a trust will be established under Section 524(g) of the United States Bankruptcy Code for the benefit of current and future asbestos personal injury claimants, funded as follows:

•	Upon the plan becoming effective, the trust will be funded with $450 million in cash;

•	On or before the second anniversary of the effective date of the plan, an additional $102.5 million in cash, RPM stock or a combination thereof (at the discretion of RPM in this and all subsequent cases) will be deposited into the trust;

•	On or before the third anniversary of the effective date of the plan, an additional $120 million in cash, RPM stock or a combination thereof will be deposited into the trust; and

•	On or before the fourth anniversary of the effective date of the plan, a final payment of $125 million in cash, RPM stock or a combination thereof will be deposited into the trust.

These contributions to the trust total $797.5 million and are expected to be tax deductible. RPM estimates the after-tax net present value of the contributions to be approximately $485 million. The company anticipates that the cash necessary to initially fund the trust will be provided from amounts available under its revolving credit facilities and available cash resources. However, depending upon market conditions, RPM may determine to finance all or a portion of the contributions through the debt capital markets.

Pursuant to the agreement, Bondex’s parent company, Specialty Products Holding Corp. (“SPHC”), will remain a wholly owned subsidiary of RPM and its results of operations will be reconsolidated with those of RPM for financial reporting purposes effective upon consummation of the plan. SPHC had revenues of approximately $385 million during the 12 months ended May 31, 2014, compared with revenues of approximately $300 million for the fiscal year ended May 31, 2010, when the bankruptcy commenced. Virtually all of SPHC’s growth over that period has been organic. The company anticipates that reconsolidating SPHC’s results will be accretive to RPM’s earning per share in the first year, in part because the accounting rules that required RPM to record SPHC’s non-controlling interests in certain RPM subsidiaries as a non-cash reduction to net income will no longer apply upon consummation of the plan.

“We have been able to reach a settlement on acceptable terms that will resolve the Bondex-related asbestos liability, while enabling us to reconsolidate the financial results of SPHC’s growing and profitable businesses,” stated Frank Sullivan, chairman and chief executive officer of RPM. “Consummation of a plan of reorganization incorporating these terms will allow RPM to move forward and put this chapter in our history behind us.”

RPM expects the Bankruptcy Court will schedule future proceedings regarding this matter. The company expects to provide additional details on the financial impact of the agreement upon consummation of the plan, which is currently expected by the end of fiscal 2015.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings (including the nature and extent of any objections filed to the proposed plan of reorganization); and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2013, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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